Exhibit 99.1

Fischer Imaging Reports Update on Major Contracts

DENVER, March 15, 2006 – Fischer Imaging Corporation (“Fischer”) announced today that it had received last time purchase orders from two major customers. Management also announced it had begun a formal auction process to sell its radiology, electrophysiology and surgical (“RE&S”) business.

On March 9, 2006, Fischer entered into an amendment (the “Amendment”) to the Distributor Agreement between Ethicon Endo-Surgery Europe (a subsidiary of Johnson & Johnson, Inc., “EES”) and Fischer (“Agreement”). EES agreed to place a binding order with Fischer for 20 MammoTest tables (collectively, the “Tables”) to be shipped to various locations in Europe. Fischer agreed to deliver the Tables no later than May 31, 2006 and agreed to provide applications training and warranty support for a specified period of time. Applications training and warranty support will be provided by a strategic partner since management plans to shut down its European subsidiaries in the near future. Fischer’s European subsidiaries are in discussions with a strategic partner but if this fails, additional funds may need to be used to fund the operations until an appropriate strategic partner is located. If a strategic partner cannot be located at a reasonable cost, the cash contribution from the EES Tables could  be at risk. It is expected that no further MammoTest systems will be sold to EES after shipment of the Tables. The terms of the Amendment are fully described in a Form 8-K filed today with the Securities and Exchange Commission.

Fischer currently supplies its VersaRad-D product to Eastman Kodak Company (“Kodak”) under an OEM Agreement. In February 2006, management received a purchase order from Kodak for a last time purchase of VersaRad units, the terms of which are more fully described in the Form 8-K filed today. Management has committed to deliver 30 units against this purchase order. It is expected that no further VersaRad units will be sold to Kodak after the completion of the last time purchase order in May 2006.

The status of the Master Purchasing Agreement (“Philips Agreement”) between Fischer and Philips Medical Systems DMC GmbH (“Philips”) is still unresolved. Subsequent to a meeting in November 2005, Philips offered to settle the matter without litigation, and Fischer declined Philips’ offer of settlement and referred Philips to the dispute resolution provisions of the Philips Agreement. Fischer is unable to predict whether Philips may file a suit or the amount, if any, that may be demanded by Philips, or the expense related to defending any claim. Any payments made by Fischer to or in connection with a claim by Philips may materially reduce amounts, if any, that may be available for satisfaction of creditor claims and distribution to Fischer’s stockholders.

As of today, the only other Fischer product lines are the EPX-60 Single Plane EP Imaging System and the SPX Surgical Imaging System (“EP/SPX”) and the Bloom Electrophysiology Stimulator (“Bloom”). Backlog for the EP/SPX and Bloom product lines is minimal; Fischer believes this is due to the market’s perception of Fischer’s financial condition.

On March 15, 2006, Fischer announced to certain potential bidders that it is starting a bidding process to sell its RE&S business, which includes EP/SPX, VersaRad and Bloom. Bidders have been asked to submit bids for the entire RE&S business, individual product lines or components thereof. Interested buyers should contact David Kirwan or Paula Rosson at (303) 452-6800 to obtain an overview of the bidding and auction procedures for the assets to be sold. Bids must be submitted by May 10, 2006, and an auction will be held on May 15, 2006. As soon as possible after the end of the auction, Fischer will enter into one or more written contracts of sale with the party or parties who submit the offer(s), which in Fischer’s sole judgment, are most attractive bid(s) for the product lines. Fischer plans to continue to meet its RE&S service and warranty obligations until the completion of the sale of the product lines. If the effort to sell these Product Lines is unsuccessful, management will seek strategic partners to provide continuation of service for warranty and service contract obligations.

Under Delaware law, any sale of all or substantially all of Fischer’s assets requires approval by Fischer’s shareholders. In the event it is determined that the sale of the assets related to the product line(s) to a successful bidder would be considered a sale of all or substantially all of Fischer’s assets, Fischer will either file a petition under Chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) and immediately move to close the sale pursuant to §363(b) and (f) of the Bankruptcy Code or seek the necessary shareholder approval.

As discussed more fully in the Form 10-Q for the quarter ended September 30, 2005, management cannot accurately estimate the amount of distribution to its stockholders, if any, until the following are finalized or resolved:

•                  results of the auction process related to the sale of its RE&S business,

•                  strategy to exit Fischer’s European market,

•                  the impact of Philips’ actions with respect to the termination of the Philips Agreement, and

•                  outcome of certain potential or threatened litigation.

About Fischer Imaging

Fischer Imaging Corporation services and manufactures medical imaging systems for the screening and diagnosis of disease. Fischer Imaging began producing general-purpose x-ray imaging systems in 1910 and is the oldest manufacturer of x-ray imaging devices in the United States. For more information, visit www.fischerimaging.com.

Forward-looking Statements

Certain statements contained in this News Release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include:  success in building 20 MammoTest tables and generating revenue and cash flow therefrom, ability to provide on-site applications training and warranty support, ability to produce VersaRad units and generating revenue and cash flow therefrom, ability to sell the RE&S business and/or its product lines, ability to continue to satisfy the RE&S service and warranty obligations, ability to locate a strategic partner for RE&S service obligations, Philips’ intent to terminate the Philips Agreement and potential outcomes regarding the terms and conditions of the termination including the effect of any payments to Philips and the expense of defending any claim on potential distributions to stockholders and creditors, and the factors affecting potential distributions to stockholders. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from such forward-looking statements, certain of which are described as “Risk Factors” in our Form 10-K for the year-ended December 31, 2004 and are discussed in our Forms 10-Q for the quarters ending March 31, 2005, June 30, 2005 and Sept. 30, 2005. Readers are cautioned to avoid placing undue reliance on such forward-looking statements, which speak only as of the date the statements were made. It is recommended that the above referenced quarterly reports and annual reports be read together with this News Release and the annual report on form 10-K for the year ended December 31, 2004 to better understand our business, results of operations and financial condition as reported in this document.

Contact:  Michael Klatman, Resonant Communications, 303-581-0509